BLUEGATE CORPORATION

Exhibit 4.2

CONVERSION OF DEBT TO EQUITY – SIGNATURE ACCEPTANCE PAGE

Instructions: To authorize your conversion of debt to equity, please complete this Signature Acceptance Page and e-mail or fax (713-682-7402) it to the attention of Charles E. Leibold.

SUBSCRIPTION AGREEMENT
BLUEGATE CORPORATION
Investor Name:                    SAI Corporation (“SAIC”)

Address:       180 North Stetson Avenue, Suite 700
                      Chicago, Illinois 60601

Telephone No.:            (312) 602-7000

Total Debt Converted and Promissory Note and Security Agreement Modifications:

SAIC has agreed to grant a concession to Bluegate Corporation for the purchase of 10 shares of a newly created Series D Convertible non-Redeemable Preferred Stock, par value $.001, by modifying the Promissory Note and Security Agreement as follows: (1) SAIC's waiver of accrued interest of $84,740 for the period from February 1, 2010 through May 22, 2010, and (2) to waive any applicable interest payments for the period from May 23, 2010 through December 31, 2010 (estimated to be up to $109,973 without any present value effect). Effective January 1, 2011, if the Promissory Note is still in place, interest payments resume at the rate of 15% per annum.

IN WITNESS WHEREOF, the undersigned Investor has executed this Subscription Agreement on May 22, 2010.

(signed)                _________________________
Investor
SAI Corporation

By: /s/ Stephen J. Sperco
Stephen J. Sperco
President
May 22, 2010

• 701 NORTH POST OAK ROAD • SUITE 600 • HOUSTON, TEXAS 77024 • 713-686-1100 •